Exhibit 10(d)

DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT

FINANCING STATEMENT AND FIXTURE FILING

STATE OF TEXAS	§
§
COUNTY OF FREESTONE	§

This Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing (this “Deed of Trust”) is dated as of August 28, 2006 from:

TXU BIG BROWN COMPANY LP, a Texas limited partnership (the “Grantor”), whose address is 1601 Bryan, Dallas, Texas 75201,

to:

JACK MAULDIN, JR., as deed of trust trustee (together with his successors and assigns in such capacity, the “Trustee”), whose address is 121 East Commerce, Fairfield, Texas 75840, for the use and benefit of THE BANK OF NEW YORK, in its capacity as collateral agent for and on behalf of the Secured Parties and not in its individual capacity (together with its successors and assigns in such capacity, the “Beneficiary”), whose address is 600 East Las Colinas Blvd., Suite 1300, Irving, Texas 75039, Attn. Director of Agent Services,

and is also a security agreement between Grantor, as debtor, and Beneficiary, as secured party. Capitalized terms used in the Deed of Trust but not defined herein have the meanings ascribed to them in the Intercreditor Agreement (hereinafter defined).

NOTICE:

This instrument contains or secures inter alia obligations which may provide for: (a) a variable rate of interest and/or (b) future and/or revolving extensions of credit, which, when made, shall have the same priority as extensions of credit made on the date hereof whether or not (i) any extensions of credit were made on the date hereof and (ii) any indebtedness is outstanding at the time any extension of credit is made.

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R E C I T A L S

A. Grantor currently owns and operates two coal and/or lignite-fired electric generation plants located in Freestone County, Texas, known as Big Brown Units 1 and 2 (“Units 1 and 2”).

B. TXU Generation Development Company LLC, a Delaware limited liability company (together with its successors and assigns, “Generation Development”) is developing a portfolio of coal and/or lignite fired electric generation plants to be located throughout the State of Texas (the “Portfolio”) including a coal and/or lignite-fired electric generation plant in Freestone County, Texas to be located near Units 1 and 2, which additional facility is to be known as Big Brown Unit 3 (“Unit 3”).

C. Generation Development has entered into and intends to enter into Commodity Hedge and Power Sales Agreements and other Secured Hedge Documents in order to secure favorable terms for the financing of the development and construction of the Portfolio.

D. Grantor, as credit support party, entered into a credit support letter agreement with Generation Development (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Support Letter”) and in conjunction therewith agreed to provide this Deed of Trust, creating liens and a security interest, on a first priority basis, upon the Collateral (as herein defined).

E. Generation Development, Grantor, Beneficiary and others are concurrently herewith entering into that certain Collateral Agency and Intercreditor Agreement, dated as of the date of this Deed of Trust (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) to reflect the sharing of the liens and security interest upon the Collateral created by this Deed of Trust with all Secured Parties who may from time to time become counterparties thereto and to appoint Beneficiary as Collateral Agent for the purposes of holding and administering the Collateral.

F. In conjunction with the development, construction and operation of the Portfolio, it is contemplated that Grantor shall create liens and security interests, on a first and second priority basis, upon Unit 3 and that portion of the Collateral which constitutes Shared Facilities (as herein defined).

G. Grantor has duly authorized the execution, delivery and performance of this Deed of Trust.

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W I T N E S S E T H :

ARTICLE 1

IDENTIFICATION OF THE COLLATERAL

AND ITS CONVEYANCE TO THE TRUSTEE

Section 1.1 Grantor’s Conveyance of the Collateral to the Trustee to Secure the Secured Obligations. To secure the Secured Obligations described and defined in Article 2, in consideration of the uses and trusts (the “Trust”) established by this Deed of Trust and in consideration of valuable consideration paid before delivery of this Deed of Trust by the Trustee, Generation Development and Beneficiary to Grantor, who hereby acknowledges its receipt and that it is reasonably equivalent value for this Deed of Trust and all other security and rights given by Grantor, Grantor hereby Grants, Bargains, Sells, Conveys, Transfers, Assigns, Sets Over, Confirms, Delivers and Warrants, subject to the Permitted Encumbrances (hereinafter defined), unto the Trustee, his successors or substitutes in the Trust, with POWER OF SALE and right of entry and possession, for use and benefit of Beneficiary, as Collateral Agent for the Secured Parties, all of its right, title and interest in and to the following property (collectively, the “Collateral”):

(a) Real Property. All of the real estate, immovable property and premises described on Exhibit A (the “Land”) together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in any way pertaining to the Land, including without limitation those easements, rights and appurtenances established pursuant to the Easement Agreement (hereinafter defined); all estate, claim, demand, right, title or interest of the Grantor in and to any street, road, highway or alley, vacated or other, adjoining the Land or any part thereof; all strips and gores belonging, adjacent or pertaining to the Land; all development rights, riparian rights, water, and water rights; and any after-acquired title to any of the foregoing (collectively, the “Real Property”);

(b) Buildings and Improvements. All buildings and other improvements now or hereafter located on the Land, including all water, sewage and drainage facilities, fire suppression systems, paving, and all building materials and building equipment and fixtures now or hereafter delivered to and intended to be installed in or on the Land and other improvements now or hereafter placed, erected, constructed or developed on the Land or attached to, contained in or used in any such buildings and other improvements, and all additions thereto and betterments, substitutions and replacements thereon (collectively, the “Improvements”);

(c) Fixtures and Equipment. All fixtures, machinery, apparatus, boilers, combustors, turbines, generators, condensers, materials handling, storage and conveying equipment, bunkers, hoppers, crushers, dust suppression equipment, precipitators, scrubbers, baghouses, ash collection and disposal systems, exhaust systems, control rooms, control systems, diesel generators, fire pumps, fuel storage tanks, cooling towers, other equipment, and other tangible property, now owned or hereafter acquired by Grantor and now or

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hereafter located on or at, or installed in the Land or Improvements, and which are used for, or in connection with, the construction, maintenance, operation or repair of the Land or Improvements, or which are necessary or useful for the complete use and occupancy of the Land or Improvements as an electric power generation facility for the purposes for which they were or are to be attached, placed, erected, constructed or developed, and all renewals and replacements of them, all substitutions for them and all additions and accessions to them which are located on the Land (collectively, the “Fixtures and Equipment”);

(d) Remote Facilities. All buildings, improvements, fixtures and equipment described as Remote Facilities in the Easement Agreement recorded in Vol. 1372, Page 644 of the Official Records of Freestone County, Texas (collectively, the “Remote Facilities”) on the land described in Exhibit C attached hereto (the “Grantor Land”).

(e) Rents. All rents, revenues, proceeds, issues, profits, income or other benefits of the Land, the Improvements and the Fixtures and Equipment, including, without limitation, cash or securities deposited pursuant to leases of all or any part of the Land, Improvements or Fixtures and Equipment; subject to the right, power and authority hereinafter given to the Grantor to collect and apply the same (collectively, the “Rents”);

(f) Leases. All rights of the Grantor in, to and under all leases, licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Land or any portion thereof or interest therein (herein collectively referred to as the “Leases”), and the right, subject to applicable law, upon the occurrence of any Trigger Event, to receive and collect the Rents paid or payable thereunder;

(g) Damage Rights. All claims or demands Grantor now has or may hereafter acquire with respect to any damage to the Land, the Improvements, the Fixtures and Equipment, or the Remote Facilities and any and all proceeds of insurance (including premium refunds) in effect with respect to the Land, the Improvements or the Fixtures and Equipment, and any and all proceeds from the taking of the Land, the Improvements or the Fixtures and Equipment or any part thereof or any interest or right or estate appurtenant thereto by eminent domain or by purchase in lieu thereof, including, without limitation, any awards resulting from a change of grade of streets or as the result of any other damage to the Land, the Improvements or the Fixtures and Equipment for which compensation shall be given by any Governmental Authority (collectively, the “Damage Rights”);

(h) Permits and Licenses. To the full extent assignable, all permits, licenses, franchises, certificates and other rights and privileges obtained and held by Grantor in connection with the Real Property, the Improvements, the Fixtures and Equipment, or the Remote Facilities (collectively, the “Permits and Licenses”);

(i) Construction Rights. To the full extent assignable, all plans, specifications, maps, surveys, reports, architectural, engineering drawings and other documents, of whatever

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kind or character, relating to the use, construction upon, occupancy, leasing or operation of the Real Property, Improvements or Fixtures and Equipment (collectively, the “Construction Rights”);

(j) Air and Zoning Rights. To the full extent assignable, all air rights, emissions rights, zoning rights or other similar rights or interests with respect to the Land or the Improvements (collectively, the “Air and Zoning Rights”);

(k) Contract Rights. To the full extent assignable, all rights (but not obligations, unless the Beneficiary acts to obtain benefits thereunder) under all contracts, agreements, consents and other rights and privileges entered into by Grantor in connection with the Real Property, the Improvements or the Fixtures and Equipment or the management, possession, operation, protection and preservation thereof, including the Easement Agreement, the Services Agreement, all Shared Facilities Agreements, and all procurement, transportation, and interconnection agreements relating to the use or operation thereof as an electric power generation facility, together with any and all intangibles related to the foregoing (collectively, the “Contract Rights”);

(l) Miscellaneous. All engineering, accounting, title, legal and other technical or business data now owned or at any time hereafter acquired concerning the Collateral described in Subparagraphs (a)-(k) above, and all books, files, records, magnetic media or other forms of recording or obtaining access to such data;

(m) Personal Property. All other personal property of every kind and nature utilized or to be utilized in connection with the management, possession, operation, protection, maintenance, and preservation of any of the foregoing;

(n) Other Estates and Interests. All replacements or substitutions in and to any of the foregoing and all other property and rights of the Grantor of every kind and character relating to any of the foregoing; and

(o) Proceeds. All proceeds, products, substitutions, and accessions of the foregoing of every type, except for proceeds derived from dispositions authorized pursuant to the provisions of Section 7.14(c).

provided, however, Grantor hereby reserves an interest in that portion of the Collateral designated as a Shared Facility, as provided in Section 1.3.

Section 1.2 Habendum and Title Warranty. TO HAVE AND TO HOLD the Collateral, together with every right, privilege, hereditament and appurtenance belonging or appertaining to it, unto the Trustee, his successors or substitutes in the Trust and his or their assigns, for the benefit of Beneficiary, forever. Grantor hereby binds Grantor and Grantor’s successors to forever WARRANT and DEFEND the Collateral and every part of it unto the Trustee, his successors or substitutes in the Trust, and his or their assigns, against the claims and demands of every person whomsoever SUBJECT, HOWEVER, to Permitted Encumbrances.

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Section 1.3 Shared Facilities.

(a) The Land does not include the land upon which the Remote Facilities are located; however, as provided in Section 1.1(d), those Remote Facilities are subject to the lien and security interest of this Deed of Trust and are accessible to the owner of Unit 1 and 2 and the Beneficiary pursuant to the Easement Agreement. By its acceptance of this Deed of Trust, Beneficiary acknowledges that, in connection with the development, construction and operation of Unit 3, Generation Development (or its Affiliates) may require the use and enjoyment on a shared basis with the owner of Units 1 and 2 of (i) certain designated Remote Facilities (“Shared Remote Facilities”) and (ii) certain other designated facilities that are located on the Land, but which shall not include the facilities set forth on Schedule 1A (“Excluded Unit 1 and 2 Plant Island Facilities”), but may include the facilities set forth on Schedule 1B and such additional facilities located on the Land that are reasonably necessary or advisable to be shared in connection with the development or operation of Unit 3 (the “Unit 1 and 2 Plant Island Shared Facilities”), as set forth in this Section 1.3. By acceptance of this Deed of Trust, Beneficiary acknowledges and agrees that, subject to the terms of this Section 1.3, Grantor and Generation Development (or its Affiliates) may enter into one or more agreements (collectively, the “Shared Facilities Agreements”) that allow Generation Development (or its Affiliates) to use and enjoy such designated Shared Remote Facilities and/or Unit 1 and 2 Plant Island Shared Facilities (collectively referred to as “Shared Facilities”) together with the owner of Unit 1 and 2.

(b) In furtherance of the foregoing, Beneficiary acknowledges and agrees that the lien and security interest of this Deed of Trust as to such Shared Remote Facilities which are to be or shall be used by Generation Development (or its Affiliates) in connection with the development, construction or operation of Unit 3 shall be released upon request by Grantor; provided, however, (i) no such release shall become effective unless and until a Shared Facilities Agreement has been entered into with respect thereto; (ii) Grantor has provided Beneficiary with written notice of, and a copy of, such proposed Shared Facilities Agreement not less than twenty (20) calendar days prior to the proposed effective date of such agreement; and (iii) Beneficiary (acting at the direction of the Required Creditors) has consented in writing to such Shared Facilities Agreement, which consent, so long as no Trigger Event has occurred and is continuing, shall not be unreasonably withheld, conditioned or delayed. Beneficiary shall not be deemed to have unreasonably withheld its consent if the proposed Shared Facilities Agreement contains terms that are inconsistent with the Commercially Reasonable Terms set forth in Section 1.3(d). Beneficiary shall have no obligation to release any lien granted by this Deed of Trust or consent to a Shared Facilities Agreement as set forth in this Section 1.3(b) if a Trigger Event has occurred and is continuing.

(c) Beneficiary acknowledges and agrees that Grantor and Generation Development (or its Affiliates) may enter into one or more Shared Facilities Agreements with respect to designated Unit 1 and 2 Plant Island Shared Facilities (other than Excluded Unit 1 and 2 Plant Island Facilities); provided that (i) Grantor has furnished Beneficiary with written notice of, and a copy of, such proposed Shared Facilities Agreement not less than twenty

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(20) calendar days prior to the proposed effective date of such agreement; and (ii) Beneficiary has consented in writing to such Shared Facilities Agreement, which consent, so long as no Trigger Event has occurred and is continuing, shall not be unreasonably withheld, conditioned or delayed. Beneficiary shall not be deemed to have unreasonably withheld its consent if the proposed Shared Facilities Agreement pertaining to such Unit 1 and 2 Plant Island Shared Facilities contains terms that are inconsistent with the Commercially Reasonable Terms set forth in Section 1.3(d). Grantor acknowledges and agrees that Shared Facilities Agreements pertaining to such Unit 1 and 2 Plant Island Shared Facilities shall be on Commercially Reasonable Terms, to the extent such terms are applicable. Grantor and Beneficiary agree that Beneficiary will not be required to release its lien on any Unit 1 and 2 Plant Island Shared Facilities; provided, however, that Beneficiary acknowledges and agrees that its lien on any such Unit 1 and 2 Plant Island Shared Facility will be subject and subordinate to the terms and conditions of the related Shared Facilities Agreement and will, more specifically, be subject to any easement granted to Generation Development in favor of Unit 3 in the related Shared Facilities Agreement. Beneficiary shall have no obligation to consent to a Shared Facilities Agreement pertaining to facilities at Units 1 and 2 or subordinate its lien to any Shared Facilities Agreement easement as set forth in this Section 1.3(c) if a Trigger Event has occurred and is continuing.

(d) For purposes of any Shared Facilities Agreement applicable to Remote Shared Facilities and Unit 1 and 2 Plant Island Shared Facilities, “Commercially Reasonable Terms” means that such agreement:

(i)	contains customary perpetual, non-exclusive reciprocal (if appropriate) easements appurtenant for access, ingress, egress, utilities, control systems and plant operations by the owner of Units 1 and 2 and the owner of Unit 3; provided, however, that no such easement need be granted for the benefit of the owner of Units 1 and 2 if such grant would be redundant of easements existing under the Easement Agreement with respect to the Remote Facility;

(ii)	provides that, from and after the effective date of the Shared Facilities Agreement, Beneficiary, on the one hand, and the holders of the First Lien Credit Facilities and Second Lien Credit Facilities, on the other hand, shall each have, or be entitled to have, a lien on the Shared Facilities Agreement and such easements;

(iii)	identifies the holders of the First Lien Credit Facilities and Second Lien Credit Facilities (or their respective collateral agents) as permitted successor obligors of Generation Development (or the owner of Unit 3, if different), and as permitted successor beneficiaries, under such Shared Facilities Agreement and obligates the owner of the Land to execute a consent to assignment to such holders or collateral agents in customary form;

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(iv)	identifies Beneficiary as a permitted successor obligor of Grantor, and as a permitted successor beneficiary, under such Shared Facilities Agreement and obligates the owner of the land upon which Remote Facilities are currently located to execute a consent to assignment to such holders or collateral agents in customary form;

(v)	provides that any Shared Facility may not be sold, scrapped or disposed of except for (A) a Shared Facility that is obsolete, damaged or not used or useful in the operation of Units 1 and 2 so long as the fair market value of all such Shared Facilities does not exceed, in the aggregate, in the case of Shared Remote Facilities, twenty million dollars ($20,000,000), and in the case of Unit 1 and 2 Plant Island Shared Facilities, ten million dollars ($10,000,000), over any rolling twelve-month period; (B) a Shared Facility that is disposed of in the ordinary course of business in accordance with prudent operating practices for power generation facilities, so long as the fair market value of all such Shared Facilities does not exceed, in the aggregate, in the case of Shared Remote Facilities, twenty million dollars ($20,000,000), and in the case of Unit 1 and 2 Plant Island Shared Facilities, ten million dollars ($10,000,000), over any rolling twelve-month period; (C) Shared Facilities that are replaced by substantially equivalent Shared Facilities as reasonably determined by Grantor acting in good faith; or (D) Shared Facilities with respect to which the Beneficiary has consented to such release (which, provided that no Trigger Event has occurred and is continuing, shall not be unreasonably withheld, conditioned or delayed);

(vi)	with respect to Unit 1 and 2 Plant Island Shared Facilities, subject to the provisions of Section 1.3(d)(viii), provides that the Unit 3 owner’s use of such Unit 1 and 2 Plant Island Shared Facilities shall not otherwise restrict, impair, limit, interfere with or hinder Units 1 and 2 from operating and performing (including, but not limited to, with respect to their capacity and output) in a manner consistent, in all substantive respects, with the historical performance of such units;

(vii)	does not materially increase the net cost of operating Units 1 and 2 in the ordinary course of such operations (as compared to the net cost of operating Units 1 and 2 in the ordinary course of such operations prior to the effectiveness of the Shared Facilities Agreement) and fairly and reasonably allocates the costs to operate and maintain the Shared Facilities between the owners of Units 1 and 2 and Unit 3, respectively;

(viii)	generally provides for a pro-rata sharing of any decrease in the capacity or output of the Shared Facilities and does not otherwise give preferences to Unit 3 to the detriment of Units 1 and 2, except those preferences that are pursuant to a reasonable objective metric fairly and consistently applied; and

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(ix)	has a perpetual term and may not be terminated or materially amended or modified without the prior written consent of Beneficiary (which consent may not be unreasonably withheld, conditioned or delayed).

(e) Beneficiary (acting at the direction of the Required Creditors), by its acceptance of this Deed of Trust, covenants and agrees to cooperate in good faith from time to time, upon request by Grantor, (i) to identify the specific Remote Facilities and facilities of Units 1 and 2 (excluding, however, Excluded Unit 1 and 2 Plant Facilities) which will become Shared Facilities, (ii) to allocate the correlative rights and duties of the owners of Units 1 and 2 and the owner of Unit 3 as to such Shared Facilities, and (iii) to document the release thereof from the lien and security interest of this Deed of Trust, as set forth in this Section 1.3 and Section 7.14.

ARTICLE 2

THE OBLIGATIONS SECURED

Section 2.1 Deed of Trust to Secure Secured Obligations. This conveyance to the Trustee is in trust to secure the Secured Obligations as defined in the Intercreditor Agreement.

Section 2.2 Future Advances. If any remedy or right of the Beneficiary pursuant hereto is acted upon by the Beneficiary or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Beneficiary is made a party and is obliged to defend or uphold or enforce this Deed of Trust or the rights of the Beneficiary hereunder, Grantor shall pay, or cause to be paid, all commercially reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by the Beneficiary related to the exercise of any remedy or right of the Beneficiary pursuant hereto or for the expense of any such action or proceeding together with all statutory costs and such sums shall constitute a portion of the Secured Obligations and shall, to the extent permissible by law, be a lien on the Collateral prior to any right, title to, interest in or claim upon the Collateral attaching or accruing subsequent to the recording of this Deed of Trust, except as provided in Section 1.3, and shall be secured by this Deed of Trust, to the extent permitted by law.

ARTICLE 3

REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS OF GRANTOR

FURTHER to secure the full, timely and proper payment and performance of the Secured Obligations, Grantor hereby represents, warrants, covenants and agrees with and warrants to Beneficiary as follows:

Section 3.1 Representations and Warranties. Grantor does hereby represent and warrant to Beneficiary as follows:

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(a) Financial Matters. Grantor is solvent, is not bankrupt and has no outstanding bankruptcies, and, to Grantor’s knowledge, has no outstanding liens, suits, garnishments, bankruptcies or court actions which would render Grantor insolvent or bankrupt. There has not been filed by or, to Grantor’s knowledge, against Grantor a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, a trustee, custodian or liquidator with respect to Grantor or any substantial portion of Grantor’s property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the United States Bankruptcy Code or any state law.

(b) Title and Authority. Grantor is (i) the lawful owner of good and marketable indefeasible fee simple title to the Land described on Exhibit A, to the Improvements located thereon and to the land upon which the Remote Facilities are located, and (ii) the lawful owner of good and marketable title to the Fixtures and Equipment and Remote Facilities, and has good right and authority to grant, bargain, sell, transfer, assign and mortgage the Real Property, Improvements, Fixtures and Equipment and Remote Facilities. Concurrently with the execution and delivery of this Deed of Trust, the Grantor, at its expense, has obtained and delivered to the Beneficiary a loan policy or policies of title insurance issued by First American Title Insurance Company (the “Title Insurer”) in an amount and in form and substance reasonably satisfactory to the Required Creditors and naming the Beneficiary as the insured, insuring the title to and the first mortgage lien of this Deed of Trust on the Land and Improvements and the easements and rights created pursuant to the Easement Agreement (the “Title Policy”). The Grantor has duly paid in full all premiums and other charges due in connection with the issuance of such Title Policy. All proceeds received by and payable to the Beneficiary for any loss under the Title Policy, or under any policy or policies of title insurance delivered to the Beneficiary in substitution therefor or replacement thereof, shall be the property of the Beneficiary and shall be applied by the Beneficiary in accordance with the Intercreditor Agreement.

(c) Permitted Encumbrances. The Collateral is free and clear from all liens, security interests and encumbrances arising by, through or under Grantor except (i) the lien and security interest evidenced hereby and the only encumbrances thereupon are title exceptions more particularly set forth in Exhibit B attached hereto and made a part hereof, (ii) the rights of parties to Shared Facilities, as provided herein and (iii) all the Liens permitted to be incurred on the Collateral under the Intercreditor Agreement (collectively, the “Permitted Encumbrances”). Grantor has not consented to any person conducting any operations to explore for, drill, produce or recover oil and gas reserved in the deed referred to in item “b” of Exhibit B.

(d) No Homestead. No portion of the Collateral is being used as Grantor’s business or residential homestead.

(e) Organization. Grantor is duly organized and validly existing under the laws of the State of Texas.

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(f) Enforceability. This Deed of Trust constitutes the legal, valid and binding obligations of Grantor enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of, and performance under, this Deed of Trust are within Grantor’s powers and have been duly authorized by all requisite action and are not in contravention of the powers of Grantor’s partnership agreement or other partnership documentation.

(g) Not a Foreign Person. Grantor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), Sections 1445 and 7701 (i.e., Grantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder).

(h) Sufficiency of Collateral. The Collateral includes every item of real or personal property that is owned by the Grantor and used by Grantor in the operation of Units 1 and 2.

Section 3.2 Covenants and Agreements. So long as the Secured Obligations or any part thereof remains unperformed or unpaid, Grantor covenants and agrees with Beneficiary as follows:

(a) Existence. Grantor will continuously maintain its existence and its right to do business in the State of Texas.

(b) Taxes on Deed of Trust. Grantor will promptly pay all income, franchise and other taxes owing by Grantor and any stamp taxes which may be required to be paid with respect to this Deed of Trust except to the extent the same are not due and payable or are contested by Grantor in good faith.

(c) Maintenance of Collateral. Grantor will maintain, repair, replace and upgrade the Collateral in accordance with prudent operating practices customary for the electric power generation industry and in a manner consistent with its historic practice (including such historic practice with respect to Grantor and its Affiliate’s portfolio of similar generation facilities) including taking appropriate immediate action in the case of an emergency which threatens health or safety or to damage the Collateral. While recognizing that the use of the Shared Facilities will, of necessity, be subject to the terms and conditions of Shared Facilities Agreements, neither Grantor nor any Affiliate, including Generation Development, will take any action (without the consent of the Beneficiary, acting at the direction of the Required Creditors, which consent shall not be unreasonably withheld, conditioned or delayed, provided no Trigger Event shall have occurred and be continuing), except in connection with upgrades or additions to emissions or other environmental controls (in compliance with applicable legal or regulatory requirements or agreements with governmental authorities or regulators and implemented in accordance with prudent

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operating practices customary for the electric power generation industry) that would restrict, impair, limit, interfere with or hinder Units 1 and 2 from operating and performing (including, but not limited to, their capacity and output) in a manner consistent, in all substantive respects, with the historical performance of such units.

(d) Design and Construction of Unit 3. While recognizing that the use of the Shared Facilities will, of necessity, be subject to the terms and conditions of the Shared Facilities Agreements, without the consent of Beneficiary, acting at the direction of the Required Creditors (which consent may not be unreasonably withheld, conditioned or delayed, provided no Trigger Event shall have occurred and be continuing), Grantor and its Affiliates, including Generation Development, will not design and construct Unit 3 in such a manner that would diminish the historic capacity or output of Units 1 and 2 except, prior to any Trigger Event occurring and continuing, for reasonable temporary outages that occur at Units 1 and 2 in conjunction with the construction of Unit 3 which would not reasonably be expected to decrease the long term value of the Collateral; provided, however, that should a Trigger Event occur during any such temporary outage, Grantor shall be liable to Beneficiary for any damages suffered by Beneficiary as a result of such outage following the occurrence and during the continuation of said Trigger Event.

(e) Permitted Encumbrances. Grantor shall not create, incur or suffer to exist any liens on the Collateral other than Permitted Encumbrances nor consent to any person conducting any operations to explore for, drill, produce or recover oil and gas reserved in the deed referred to in item “b” of Exhibit B.

(f) Condemnation. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Real Property or any portion thereof, or any other proceedings arising out of injury or damage to the Collateral, or any portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings except where such proceedings could not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on Grantor. Beneficiary may participate in any such proceedings, and Grantor shall from time to time deliver to Beneficiary all instruments reasonably requested by it to permit such participation. Grantor shall, at its expense, diligently prosecute any such proceedings, and shall consult with Beneficiary, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

(g) Ad Valorem Taxes. Grantor will cause to be paid prior to delinquency all taxes and assessments heretofore or hereafter levied or assessed against the Collateral except to the extent the same are not due and payable or are contested by Grantor in good faith to the extent permitted by applicable law.

(h) Protection and Defense of Lien. Except, in each case, to the extent that the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect upon the value of the Collateral or its usefulness in the operation of Units 1 and 2, if the validity or priority of this Deed of Trust or of any rights, titles, liens or security interests created or evidenced hereby with respect to the Collateral or any part

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thereof shall be endangered or questioned or shall be attacked directly or indirectly or if any legal proceedings are instituted against Grantor with respect thereto, Grantor will give prompt written notice thereof to Beneficiary and at Grantor’s own cost and expense will diligently endeavor to cure any defect that may be developed or claimed, and will take all commercially reasonable, necessary and proper steps for the defense of such legal proceedings, including, without limitation, the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims, and Trustee and Beneficiary, or either of them (whether or not named as parties to legal proceedings with respect thereto) are hereby authorized and empowered to take such commercially reasonable additional steps as in their judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of this Deed of Trust and the rights, titles, liens and security interests created or evidenced hereby, including, without limitation, the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Collateral, the purchase of any tax title and the removal of prior liens or security interests (including, without limitation, the payment of debts as they mature or the payment in full of matured or unmatured debts, which are secured by these prior liens or security interests), and all commercially reasonable expenses so incurred of every kind and character shall be subject to and covered by the provisions of Section 2.2 hereof.

(i) Insurance and Casualty.

(i)	Concurrent with the delivery of this Deed of Trust, Grantor shall deliver the Certificates of Insurance listed on Schedule 2 (together with all other insurance policies Grantor or its Affiliates hold on the Collateral), together with appropriate Endorsements or Appendices identifying Beneficiary as Additional Insured or Loss Payee, as applicable, under such policies.

(ii)	At all times, Grantor shall keep the Collateral insured against loss or damage with insurance policies (in each case naming Beneficiary as Additional Insured or Loss Payee, as applicable, to the extent allowable under such insurance policies) in such amounts, with such carriers, and with such deductibles as are consistent with the policies, carriers, aggregate amounts and deductibles in place on the date of this Deed of Trust and identified on Schedule 2, with such modifications from time to time as are consistent with customary and prudent operating standards customary for the electric power generation industry and have been previously notified in writing to the Beneficiary.

(j) Warranty. Grantor will warrant and forever defend the title to the Collateral against the claims of all persons whomsoever claiming or to claim the same or any part thereof.

(k) Legal Compliance. Grantor shall promptly comply with, or cause to be complied with, and conform to all present and future Laws of Governmental Authorities now existing

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or subsequently created, unless Grantor is diligently proceeding to challenge the validity of said Law or its applicability to the Collateral, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Collateral, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Collateral, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a material adverse effect upon the value of the Collateral or its usefulness in the operation of Units 1 and 2. Furthermore, Grantor shall not be deemed to have failed to comply with the provisions of any Laws of Governmental Authorities so long as (a) Grantor is diligently and in good faith pursuing an appropriate challenge to the validity of such Laws or the applicability of such Laws to the Collateral (provided the Grantor shall (x) indemnify, protect, defend and hold the Trustee and Beneficiary harmless from and against any damages, losses, expenses, costs, suits or judgments arising from or relating to such non-compliance and (y) cease such challenge and comply therewith prior to the entry of a final non-appealable judgment) or (b) compliance therewith shall have been excused or exempted by a non-conforming use permit, waiver, extension or forbearance.

(l) Leases. Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Collateral other than in favor of Beneficiary, or (ii) except as expressly permitted under the Intercreditor Agreement, without the prior written consent of Beneficiary (which consent shall not be unreasonably withheld or delayed), execute any Lease of the Collateral or permit to exist any Lease of any of the Collateral not already in existence prior to the date of this Deed of Trust.

(m) Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Collateral and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary.

(n) Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor hereunder, Beneficiary, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Collateral prior to any right, title to, interest in or claim upon the Collateral attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section 3.2(n) shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

(o) Inspection. Grantor shall permit the duly authorized representatives of Beneficiary, at any reasonable time and upon reasonable advance notice to make such inspection of the Collateral.

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(p) Reports. At all times from the date hereof until the termination of the lien of this Deed of Trust, Grantor, at its own expense, shall furnish to Beneficiary, with a copy to the Secured Parties, the following reports and information at the times indicated below.

(i) As soon as available and in any event within 120 days after the end of each fiscal year of Grantor, Grantor shall furnish financial statements of Grantor relating to Units 1 and 2 as at the end of, and for, such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP in all material respects (“Annual Report”), accompanied by a certificate of an officer of Grantor stating that the financial statements fairly represent, in all material respects, the results of operations of Grantor as to Units 1 and 2 as at the end of, and for, such fiscal year;

(ii) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Grantor, commencing with the first quarter of 2007, Grantor shall furnish financial statements of Grantor relating to Units 1 and 2 for such quarterly period prepared in a manner consistent with the Annual Report;

Upon reasonable advance notice, Beneficiary shall have the right from time to time, at its own expense, except in the case of a Trigger Event existing and continuing in which it shall be at Grantor’s expense, to audit the books and records of Grantor with respect to Units 1 and 2. Such audits shall be conducted by Beneficiary so as to result in a minimum disruption in the ongoing business and affairs of Grantor and shall be conducted during normal business hours at Grantor’s offices or at the offices where Grantor maintains the records relating to the items set forth above.

Notwithstanding the foregoing to the contrary, with respect to Sections 3.2 (b)-(p), in the event that the Grantor has failed to comply with the obligations set forth in such sections, such failure shall not constitute a breach hereof so long as such failure is remedied within sixty (60) days of notice from the Beneficiary of such failure.

ARTICLE 4

SECURITY AGREEMENT

Section 4.1 Grant of Security Interest. Without limiting any of the provisions of this Deed of Trust, Grantor, as debtor, hereby grants to Beneficiary, as secured party, a security interest in all of Grantor’s remedies, powers, privileges, rights, titles and interests (including all of Grantor’s power, if any, to pass greater title than it has itself) of every kind and character now owned or hereafter acquired, created or arising in and to the Collateral (including both now and hereafter existing or acquired) to the full extent that the Collateral may be subject to the Uniform Commercial Code of the State of Texas (the “UCC”).

Section 4.2 UCC Rights are not Exclusive. Beneficiary shall have all the rights and remedies of a secured party under the UCC. Should Beneficiary elect to exercise its rights under

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the UCC as to part of the personal property or fixtures described in this Deed of Trust, such election shall not preclude Beneficiary or the Trustee from exercising any or all of the rights and remedies granted by the other Articles of this Deed of Trust as to the remaining personal property or fixtures.

Section 4.3 Deed of Trust is Also Financing Statement. Beneficiary may, at its election, at any time after delivery of this Deed of Trust, file an original of this Deed of Trust as a financing statement or sign one or more copies of this Deed of Trust to use as a UCC financing statement. Beneficiary’s signature may be placed between the last sentence of this Deed of Trust and Grantor’s acknowledgment or may follow Grantor’s acknowledgment. Beneficiary’s signature need not be acknowledged and is not necessary to the effectiveness of this Deed of Trust as a deed of trust, assignment, pledge, security agreement or (unless otherwise required by applicable law) as a financing statement.

Section 4.4 Beneficiary May File Financing and Continuation Statements. Beneficiary is authorized to file this Deed of Trust, a financing statement or statements and one or more continuation statements in any jurisdiction where Beneficiary deems it reasonably necessary, and at Beneficiary’s request, Grantor will join Beneficiary in executing one or more financing statements, continuation statements or both pursuant to the UCC, in form reasonably satisfactory to Beneficiary, and will pay the costs of filing or recording them.

ARTICLE 5

ASSIGNMENT OF RENTS

Section 5.1 Assignment of Rents. Grantor does hereby absolutely and unconditionally assign, transfer and set over to Beneficiary all Rents under all Leases; subject however to a license hereby granted by Beneficiary to Grantor to collect and receive all of the foregoing (such license evidenced by Beneficiary’s acceptance of the Deed of Trust), subject to the terms and conditions hereof. Notwithstanding anything contained herein to the contrary, the assignment in this Section 5.1 is an absolute, unconditional and presently effective assignment and not merely a security interest; provided, however, upon the occurrence of a Trigger Event hereunder such license shall automatically and immediately terminate. It shall not be necessary for Beneficiary to institute any type of legal proceedings or take any other action whatsoever to enforce the assignment provisions in this Section 5.1.

Section 5.2 Beneficiary in Possession. Beneficiary’s acceptance of this assignment shall not, prior to entry upon and taking possession of the Collateral by Beneficiary, be deemed to constitute Beneficiary a “mortgagee in possession”, nor obligate Beneficiary to appear in or defend any proceedings relating to any of the Leases or to the Collateral, take any action hereunder, expend any money, incur any expenses, or perform any obligation or liability under the Leases, or assume any obligation for any deposits delivered to Grantor by any tenant and not delivered to Beneficiary.

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ARTICLE 6

REMEDIES

Section 6.1 Remedies. Upon the occurrence and continuance of any Trigger Event (as such term is defined in the Intercreditor Agreement):

(a) Acceleration. Beneficiary shall have the option of declaring all Secured Obligations in their entirety to be immediately due and payable, and the liens evidenced hereby shall be subject to foreclosure in any manner provided for herein or provided for by law as Beneficiary may elect.

(b) Pre-Foreclosure Step-In Rights. If a Trigger Event has occurred and is continuing after the expiration of any applicable notice and cure period and Beneficiary reasonably determines that such Trigger Event is likely to impair the production of electricity at the Collateral, then Beneficiary, acting at the direction of the Required Creditors, in Grantor’s name or in its own name, may, but shall not be obligated to, act to operate and manage the operation of the Collateral (“Step-In Rights”). Beneficiary shall operate and maintain the Collateral during any Step-In period in accordance with prudent operating practices customary for the electric power generation industry and in compliance with applicable legal requirements; provided, however, that if Beneficiary exercises its rights under the Big Brown Services Agreement, it being under no obligation to do so, then Beneficiary shall be deemed to have conclusively complied with the terms of this Section 6.1(b) to the extent of the services provided thereunder and further provided, that in no event shall Beneficiary be liable for any loss of actual or anticipated business or profits or any special, indirect or consequential damages as the result of the exercise of its Step-In Rights. All costs, expenses and liabilities of every character incurred by Trustee and/or Beneficiary in administering, managing, operating and controlling the Collateral shall constitute a demand obligation (which obligation Grantor hereby expressly promises to pay) owing by Grantor to Trustee and/or Beneficiary and shall bear interest from the date of expenditure until paid at the Default Rate, all of which shall constitute a portion of the Secured Obligations and shall be secured by this Deed of Trust. If all costs associated with its operation of the Collateral have been advanced by Beneficiary (the repayment of which shall be secured by this Deed of Trust), then during any Step-In period, all revenues and profits derived from the operation of the Collateral shall be applied as set forth in the Intercreditor Agreement. Beneficiary shall exercise the Step-In Rights as the Grantor’s agent (to the extent necessary to comply with the terms and conditions of any licenses or permits applicable to the operation of Units 1 and 2) and solely in a capacity as mortgagee in possession and the exercise of the Step-In Rights shall not operate, or be deemed, to transfer to Beneficiary any equity or ownership rights in or to the Collateral, or any obligation in connection therewith. The Step-In Rights provided for herein shall cease upon the earlier of (1) such time, if ever, as Beneficiary consents that the Grantor may resume operation of the Collateral or (2) the date on which the Trigger Event giving rise to the exercise of such Step-In Rights has been cured to Beneficiary’s reasonable satisfaction or expressly waived in writing by Beneficiary. The terms in this Section 6.1(b) shall apply with respect to each exercise by Beneficiary of any Step-In Rights. Beneficiary agrees that

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in connection with any exercise of Beneficiary’s Step-In Rights, it shall take reasonable precautions to preserve the confidentiality or proprietary nature of any of Grantor’s files or records.

(c) Foreclosure. The liens and security interests created or intended to be created hereby shall be subject to foreclosure, repossession and sale in any manner provided for herein or provided for by law, as Beneficiary may elect, and Beneficiary may exercise any and all of its rights under this Deed of Trust, the UCC and otherwise available at law or in equity. Upon the occurrence of a Trigger Event, Trustee, his successor or substitute, is authorized and empowered and it shall be his special duty at the request of Beneficiary to sell the Collateral or any part thereof situated in the State of Texas at the courthouse of any county in the State of Texas in which any part of the Collateral is situated, at public venue to the highest bidder for cash. The sale shall take place at such area of the courthouse as shall be properly designated from time to time by the commissioners court (or, if not so designated by the commissioners court, at the courthouse door) of the specified county, between the hours of 10 o’clock a.m. and 4 o’clock p.m. (the commencement of such sale to occur within three hours following the time designated in the hereinafter described notice of sale as the earliest time at which such sale shall occur, if required by Applicable Laws) on the first Tuesday in any month after having given notice of such sale at least twenty-one (21) days before the day of sale of the time, place and terms of said sale (including the earliest time at which such sale shall occur) in accordance with the statutes of the State of Texas then in force governing sales of real estate under powers conferred by deeds of trust. Notice of a sale of all or part of the Collateral by Trustee shall be given by posting written notice thereof at the courthouse door (or other area in the courthouse as may be designated for such public notices) of the county in which the sale is to be made, and by filing a copy of the notice in the office of the county clerk of the county in which the sale is to be made at least twenty-one (21) days preceding the date of the sale, and if the Collateral to be sold is in more than one county, a notice shall be posted at the courthouse door and filed with the county clerk of each county in which the Collateral is situated. In addition, Beneficiary shall, at least twenty-one (21) days preceding the date of sale, serve written notice of the proposed sale by certified mail on Grantor and each debtor obligated to pay the Secured Obligations or any portion thereof according to the records of Beneficiary. Service of such notice shall be completed upon deposit of the notice, enclosed in a postpaid certified mail wrapper, properly addressed to Grantor and each such debtor at the most recent address as shown by the records of Beneficiary, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the fact of service. After such sale, Trustee shall make to the purchaser or purchasers at such sale good and sufficient conveyances in the name of Grantor, conveying the property so sold to the purchaser or purchasers in fee simple with special warranty of title, and shall receive the proceeds of said sale or sales and apply the same as herein provided. Payment of the purchase price to Trustee shall satisfy the obligation of purchaser at such sale therefor, and such purchaser shall not be responsible for the application thereof. In the event any sale hereunder is not completed or is defective in the opinion of Beneficiary, such sale shall not exhaust the power of sale hereunder and Beneficiary shall

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have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds given by Trustee or any successor or substitute appointed hereunder as to nonpayment or nonperformance of the Secured Obligations, or as to Beneficiary having declared all of such Secured Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to the refusal, failure or inability to act of Trustee or any substitute or successor, or as to the appointment of any substitute or successor Trustee, or as to any other act or thing having been duly done by Beneficiary or by Trustee or any substitute or successor, shall be taken as prima facie evidence of the truth of the facts so stated and recited. Trustee, his successor or substitute, may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including, without limitation, the posting of notices and the conducting of sales, but in the name and on behalf of Trustee, his successor or substitute.

Section 6.2 Judicial Foreclosure. Upon the occurrence of a Trigger Event, the Deed of Trust may be foreclosed as to any of the Collateral in any manner permitted by the laws of the State of Texas or of any other state in which any part of the Collateral is situated, and any foreclosure suit may be brought by Trustee or by Beneficiary. In the event a foreclosure hereunder shall be commenced by Trustee, or his substitute or successor, Beneficiary may at any time before the sale of the Collateral direct Trustee to abandon the sale, and may then institute suit for the collection of the Secured Obligations and for foreclosure under this Deed of Trust. It is agreed that if Beneficiary should institute a suit for the collection of the Secured Obligations and for foreclosure under this Deed of Trust, Beneficiary may at any time before the entry of a final judgment in said suit dismiss the same, and require Trustee, his substitute or successor to sell the Collateral in accordance with the provisions of this Deed of Trust.

Section 6.3 Successor or Substitute Trustee. In case of absence, death, inability, refusal or failure of the Trustee in this Deed of Trust named to act, or in case he should resign (and he is hereby authorized to resign without notice to or consent of Grantor), or if Beneficiary shall desire, with or without cause, to replace the Trustee in this Deed of Trust named, or to replace any successor or substitute previously named, Beneficiary or any agent or attorney-in-fact for Beneficiary may name, constitute and appoint a successor and substitute trustee (or another one) without formality other than an appointment and designation in writing, which need not be acknowledged, filed or recorded to be effective, except only in those circumstances, if any, where acknowledgment, filing and/or recording is required by applicable law and such law also precludes Grantor from effectively waiving such requirement. Upon such appointment, this conveyance shall automatically vest in such substitute trustee, as Trustee, the estate in and title to all of the Collateral, and such substitute Trustee so appointed and designated shall thereupon hold, possess and exercise all the title, rights, powers and duties in this Deed of Trust conferred on the Trustee named and any previous successor or substitute Trustee, and his conveyance to the purchaser at any such sale shall be equally valid and effective as if made by the Trustee named in this Deed of Trust. Such right to appoint a substitute Trustee shall exist and may be exercised as often and whenever from any of said causes, or without cause, as aforesaid, Beneficiary or Beneficiary’s agent or attorney-in-fact elects to exercise it.

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Section 6.4 Right to Receiver. In addition to all other remedies herein provided for, upon the occurrence and continuance of a Trigger Event, to the extent authorized by applicable law, Beneficiary shall as a matter of right be entitled to the appointment of a receiver or receivers for all or any part of the Collateral, whether such receivership be incident to a proposed sale of the Collateral or otherwise, and without regard to the value of the Collateral or the solvency of any person or persons liable for the payment of the Secured Obligations, and Grantor does hereby consent to the appointment of such receiver or receivers, waives any and all defenses to such appointment and agrees not to oppose any application therefor by Beneficiary, but nothing herein is to be construed to deprive Beneficiary of any other right, remedy or privilege it may now have under the law to have a receiver appointed; provided, however, that the appointment of such receiver, trustee or other appointee by virtue of any court order, statute or regulation shall not impair or in any manner prejudice the rights of Beneficiary to receive payment of any sum due to Beneficiary with respect to the Secured Obligations. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases, including the full power to possess, rent, maintain, repair and operate the Collateral upon such terms and conditions as may be approved by the court.

Section 6.5 Separate Sales. To the extent allowed by applicable law, the Collateral may be sold in one or more parcels and in such manner and order as Beneficiary, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Trigger Event shall not be exhausted by any one or more sales.

Section 6.6 Occupancy After Foreclosure. In the event that there is a foreclosure sale hereunder and at the time of such sale Grantor or Grantor’s representatives, successors or assigns or any other Person claiming any interest in the Collateral by, through or under Grantor, are occupying or using the Collateral or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, at a rent to be determined by Beneficiary and, if Beneficiary has not set forth the amount of such rent, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. To the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event that the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Collateral (such as an action for forcible entry and detainer) in any court having appropriate jurisdiction.

Section 6.7 Injunctive Relief. In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, and notwithstanding to the contrary any exculpatory or non-recourse language which may be contained herein, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

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Section 6.8 Enforcement Expenses. In case of foreclosure of this Deed of Trust or the exercise of the power of sale, and as often as any proceedings shall be instituted relating thereto, Grantor will pay to Beneficiary a reasonable attorneys’ fee, together, in the case of a judicial foreclosure, with the cost of continuing the abstract of title to the Real Property to the date of filing such foreclosure, court costs and all other expenses incurred in connection with such proceedings, all of which will be due and payable when suit is filed and will be and become a part of the Secured Obligations to be paid or collected in such foreclosure.

Section 6.9 Waivers. Except as expressly provided in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Grantor hereby waives the benefit of any and all laws relative to the appraisement of the Collateral seized and sold under executory process or other legal process, and consents to the Collateral being sold at Beneficiary’s option, with or without appraisal, to the highest bidder for cash or on such terms as Beneficiary may direct.

Section 6.10 Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Collateral or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Secured Obligations or other sums secured by this Deed of Trust the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust or the Intercreditor Agreement. In such event, this Deed of Trust, the Intercreditor Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Secured Obligations as having been paid.

Section 6.11 Remedies Cumulative. All remedies herein expressly provided for are cumulative of any and all other remedies existing at law or in equity or otherwise benefiting Beneficiary, or any Secured Party, and Trustee and Beneficiary shall, in addition to the remedies herein provided, be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for the collection and enforcement of the Secured Obligations and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced hereby, and resort to any remedy provided for hereunder or under the Intercreditor Agreement or provided for by law, which shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

Section 6.12 Indemnity.

(a) Grantor’s indemnity obligations in this Section 6.12 shall survive termination of this Deed of Trust, provided that Grantor has no obligation under this Section 6.12 to indemnify the Indemnitees for any Claims arising after the earlier of (a) termination of this Deed of Trust or (b) the Secured Parties foreclose upon the Collateral under Section 6.1(c).

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(b) Grantor agrees to indemnify, protect, defend and hold harmless the Trustee, the Beneficiary and each Secured Party and their respective successors, permitted assigns, employees and agents (individually, an “Indemnitee” and collectively, “Indemnitees”) from and against any and all actions, suits, awards, judgments, amounts paid in settlement with the consent of Grantor (such consent not to be unreasonably withheld, conditioned or delayed), penalties, fines, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (collectively, “Claims”) which may be imposed on, incurred by or asserted against an Indemnitee in any way relating to or arising or reasonably alleged to arise out of: (i) the financing, ownership, operation or maintenance of the Collateral, or any part thereof; (ii) any latent or other defects in the Collateral whether or not discoverable by an Indemnitee; (iii) a violation of any Environmental Laws; (iv) any material breach by Grantor of any of its representations or warranties under this Deed of Trust or any other Collateral Documents or failure by Grantor to perform or observe in any material respect any covenant or agreement to be performed by it under this Deed of Trust or any of the Collateral Documents; (v) personal injury, death or property damage relating to the Collateral, including Claims based on strict liability in tort, and (vi) the transactions contemplated hereby (including the performance by the Beneficiary of its duties, rights and obligations hereunder); provided, that the foregoing indemnities in clauses (i) through (vi) shall not, as to any Indemnitee, apply to Claims to the extent they arise out of or result from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction. If a Claim is asserted against an Indemnitee by a third party, the Indemnitee shall give Grantor prompt written notice of the Claim and Grantor shall thereupon notify the Indemnitee whether it desires to defend the Indemnitee against the Claim (provided that Grantor’s failure to or delay in providing such notice shall reduce Grantor’s indemnity obligations hereunder only to the extent Grantor was actually prejudiced by such failure or delay) and, if so, Grantor shall have the right to defend the Indemnitee in all proceedings with counsel of its own choosing (but reasonably acceptable to the Indemnitee).

(c) All liquidated amounts due under the foregoing paragraph which is (i) determined in a final, non-appealable judgment by a court of competent jurisdiction or (ii) not being contested by Grantor, shall be payable not later than thirty (30) days after written demand therefor. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in the foregoing paragraph may be unenforceable in whole or in part because they are violative of any law or public policy, Grantor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable laws to the payment and satisfaction of all indemnified liabilities incurred pursuant to such paragraph by any Indemnitee.

Section 6.13 NO CONSEQUENTIAL DAMAGES. NEITHER PARTY IS LIABLE TO THE OTHER UNDER THIS DEED OF TRUST FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR INJURY THAT MAY OCCUR, IN WHOLE OR IN PART, AS A RESULT OF THE BREACH OF ANY CONTRACT, A TORT, OR ANY OTHER CAUSE, WHETHER OR NOT A PARTY HAD KNOWLEDGE OF THE CIRCUMSTANCES THAT RESULTED IN THE SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR COULD HAVE FORESEEN THAT SUCH DAMAGES WOULD OCCUR. SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDE—AS REPRESENTATIVE

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EXAMPLES AND WITHOUT LIMITING THE PHRASE—LOST PROFITS, LOST PRODUCTION TIME, LOST BUSINESS, LOST WORK-IN-PROCESS, CLAIMS OF CUSTOMERS, VALUE OF EMPLOYEES’ LOST TIME, LOSS OF GOODWILL, INCREASED COSTS, INCREASED INTEREST EXPENSE, PUNITIVE DAMAGES AND INABILITY TO MAKE REQUIRED PAYMENTS.

ARTICLE 7

GENERAL AND MISCELLANEOUS PROVISIONS

Section 7.1 Grantor Waives All Stay, Extension, Appraisement and Redemption Rights. To the extent permitted by applicable law, Grantor will not at any time insist upon or plead or in any manner whatever claim or take the benefit or advantage of any stay or extension law now or at any time hereafter in force in any locality where the Real Property or any part thereof may or shall be situated, nor will Grantor claim, take or insist on any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Real Property or any part thereof before any sale or sales thereof to be made pursuant to any provision of this Deed of Trust, or to decree of any court of competent jurisdiction, nor after any such sale or sales made pursuant to any provision of this Deed of Trust will Grantor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the property so sold or any part of it, and Grantor hereby WAIVES all benefit and advantage of any such law or laws and WAIVES the appraisement of the Real Property or any part of it and covenants that Grantor will not hinder, delay or impede the execution of any power in this Deed of Trust granted and delegated to the Trustee or Beneficiary, but that Grantor will suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Section 7.2 Notices. Service of any notice to Grantor or Beneficiary required or permitted under this Deed of Trust shall be completed in the manner set forth for administrative notices in the Intercreditor Agreement with a copy, in the case of notices directed to Grantor to TXU Big Brown Company LP, 1601 Bryan, Dallas, Texas 75201, Attn: General Counsel; provided, however, that service of a notice required by Texas Property Code § 51.002 shall be considered complete when the requirements of that section are satisfied.

Section 7.3 Beneficiary and Grantor. The term “Beneficiary” as used in this Deed of Trust shall include all successors of Beneficiary under the Intercreditor Agreement. The term “Grantor” shall mean and include all successors of Grantor under the Credit Support Agreement.

Section 7.4 Article, Section and Exhibit References, Numbers and Headings. References in this Deed of Trust to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits in and to this Deed of Trust unless otherwise specified. The Article and Section numbers, Exhibit designations and headings used in this Deed of Trust are included for convenience of reference only and shall not be considered in interpreting, applying or enforcing this Deed of Trust.

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Section 7.5 Exhibits Incorporated. All exhibits, annexes, appendices and schedules referred to any place in the text of this Deed of Trust are hereby incorporated into it at that place in the text, to the same effect as if set out there verbatim.

Section 7.6 “Including” is not Limiting. Wherever the term “including” or a similar term is used in this Deed of Trust, it shall be read as if it were written, “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”

Section 7.7 Gender. The masculine and neuter pronouns used in this Deed of Trust each includes the masculine, feminine and neuter genders.

Section 7.8 Negation of Partnership. Nothing contained in this Deed of Trust is intended to create any partnership, joint venture or association between Grantor and Beneficiary, or in any way make Beneficiary a co-principal with Grantor with reference to the Collateral, and any inferences to the contrary are hereby expressly negated.

Section 7.9 Entire Agreement. This Deed of Trust and the Intercreditor Agreement constitute the entire agreement and understanding between Grantor and Beneficiary with respect to the matters set forth herein in connection with the transactions relating to the Secured Obligations and supersede all prior written or oral understandings and agreements between Grantor and Beneficiary with respect thereto. Pursuant to the requirements of Section 26.02 of the Texas Business and Commerce Code “This written loan agreement represents the entire agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.”

Section 7.10 Severability. If any provision of this Deed of Trust is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Deed of Trust shall not be affected thereby, and this Deed of Trust shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Deed of Trust is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any sanctions to be imposed against Beneficiary for having bargained for and obtained it.

Section 7.11 Governing Law. THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

Section 7.12 Conflict. Notwithstanding anything to the contrary contained herein, to the extent of any conflict between this Deed of Trust and the Intercreditor Agreement, the Intercreditor Agreement shall control.

Section 7.13 Waiver of Jury Trial. GRANTOR AND, BY ITS ACCEPTANCE, BENEFICIARY, EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

DEED OF TRUST	PAGE 24

PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF GRANTOR AND, BY ITS ACCEPTANCE, BENEFICIARY, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

Section 7.14 Releases.

(a) This Deed of Trust shall terminate and be of no further force or effect immediately and automatically upon the Termination Date (as defined in the Intercreditor Agreement); provided, however that the obligations under Sections 3.2(h) and 3.2(j) shall survive termination of this Deed of Trust. Beneficiary shall deliver a release and satisfaction of this Deed of Trust in recordable form within ten (10) days after the Termination Date.

(b) By its acceptance of this Deed of Trust, Beneficiary agrees to deliver a partial release of the liens and security interests created by this Deed of Trust in recordable form in accordance with the provisions of Section 1.3.

(c) Unless a Trigger Event shall have occurred and be continuing, Grantor may, at any time and from time to time, without any release or consent by, or report to, the Beneficiary, subject, however, to Section 3.1(h) as to the continued sufficiency of the Collateral, Section 3.2(c) and Section 3.2(d), sell or otherwise dispose of, free from the lien and security interest of this Deed of Trust, Fixtures and Equipment, Remote Facilities, or any other personalty, then subject to the lien and security interests hereof, which, in the reasonable determination of Grantor and in accordance with prudent operating practice customary for the electric power generation industry, shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of Units 1 and 2 or which were merely temporary facilities, and, if they are to be replaced, then effective upon replacing the same by, or substituting the same with, not less than functionally equivalent Fixtures and Equipment, Remote Facilities or other personalty. In furtherance thereof, Beneficiary shall, upon request by Grantor, deliver a partial release of the liens and security interests created by this Deed of Trust in recordable form as to any such released or substituted Fixtures and Equipment, Remote Facilities or other personalty.

Section 7.15 Beneficiary Not Liable. Beneficiary is acting solely as collateral agent for the Secured Parties (other than the Collateral Agent) and, except as otherwise provided in the Intercreditor Agreement, shall not be liable or responsible for its acts or omissions hereunder, INCLUDING THE NEGLIGENCE AND/OR STRICT LIABILITY OF Beneficiary, nor shall beneficiary be liable or responsible, except as otherwise provided in the Intercreditor Agreement, for any acts or omissions or any Beneficiary’s officers, directors, employees, agents, attorneys,

DEED OF TRUST	PAGE 25

attorneys-in-fact or affiliates INCLUDING THE NEGLIGENCE AND/OR STRICT LIABILITY OF SUCH PARTIES and Beneficiary shall be entitled to all of the benefits, exculpatory provisions and indemnities contained in the Intercreditor Agreement including but not limited to those contained in Section 8 and 11(m) thereof. Without limiting the generality of the foregoing, as between Grantor and Beneficiary, Beneficiary shall not be deemed to have unreasonably withheld, conditioned or delayed its consent if it has done so in accordance with, or pending receipt of, a written request from the Required Creditors.

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DEED OF TRUST	PAGE 26

EXECUTED as of August 28, 2006.

TXU BIG BROWN COMPANY LP

By:	TXU Big Brown Management Company LLC
as General Partner

By:
	Name:	Anthony Horton
	Title:	Treasurer and Assistant Secretary

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me this 25th day of August, 2006 by Anthony Horton, as Treasurer and Assistant Secretary of TXU Big Brown Management Company LLC, a Delaware limited liability company and general partner of TXU Big Brown Company LP, a Texas limited partnership, on behalf of such limited liability company and limited partnership.

Notary Public in and for the State of Texas

DEED OF TRUST	PAGE 27

EXHIBIT A

BEING a 605,426 square foot tract of land located in the Juan Nepomoceno Acosta Grant, Abstract No. 1, Freestone County, Texas, and being part of the tract of land described by deed as recorded in Volume 376, Page 649, Freestone County Deed Records, (F.C.D.R.), and being more particularly described as follows:

COMMENCING at a US Coast and Geodetic Survey (USC&GS) Benchmark disk set in a concrete post stamped “D 410 1947” as described by the National Geodetic Survey (NGS) PID # BZ0334 data sheet, said point having Texas State Plane Central Zone 4203 Grid Coordinates of North 10,652,677.5991 and East 3,623,496.3465;

THENCE South 39 degrees 06 minutes 54 seconds East, a distance of 1,401.26 feet to a set PK nail with shiner for the POINT OF BEGINNING of the herein described tract of land;

THENCE North 62 degrees 10 minutes 50 seconds East, a distance of 751.09 feet to a set 60d nail for corner;

THENCE South 27 degrees 46 minutes 33 seconds East, a distance of 803.48 feet to a set 60d nail for corner;

THENCE South 61 degrees 23 minutes 46 seconds West, a distance of 746.44 feet to a set PK nail with shiner for corner;

THENCE North 28 degrees 06 minutes 30 seconds West, a distance of 813.71 feet to the POINT OF BEGINNING AND CONTAINING 605,426 square feet or 13.90 acres of land, more or less.

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DEED OF TRUST	EXHIBIT A - PAGE 1

EXHIBIT B

Permitted Encumbrances

a.	Any appurtenant easements affecting the subject property as set out in Special Warranty Deed executed by TXU Electric Company to TXU Big Brown Company LP, et al of record in Vol. 1181, Page 56, Official Records of Freestone County, Texas.

b.	Mineral reservation contained in Deed dated February 8, 1968, executed by Noah Keeton to Henry E. Jones, Trustee, of record in Vol. 376, Page 649, Deed Records of Freestone County, Texas.

c.	The overhead electric lines and power poles at the Southwest side of the subject property; the patrol road along all sides of the subject property; as set out on Surveyor’s Plat prepared by Colin J. Henry, R.P.L.S. #5230 and dated June 28, 2006.

d.	An easement reserved by Grantor appurtenant to the Grantor Land as to all of the subject property which any sounds, vapors, emissions or vibrations emanating from Unit 3 may affect, for plant noise, vapor, emission and vibration purposes, which easement is subject to the terms of Section 3.2(d) of this Deed of Trust.

DEED OF TRUST	EXHIBIT B - PAGE 1

EXHIBIT C

All of the real property owned by Grantor, being that which is situated in Freestone County, Texas and which is described as the BB Genco Land in that certain Special Warranty Deed from TXU Electric Company to Grantor and others, acknowledged on December 14, 2001, filed for record on December 20, 2001, and recorded as document number 1008383 in Volume 1181, Page 56 of the Official Records of Freestone County, Texas, SAVE and EXCEPT the Plant Island, described on Exhibit A to this Deed of Trust.

DEED OF TRUST	EXHIBIT C - PAGE 1

SCHEDULE 1A

Excluded Unit 1 And 2 Plant Island Facilities

1.	Compressed Air.

2.	Flue Gas.

3.	Compressed Gas Storage.

4.	Equipment Cooling.

5.	Feedwater.

6.	Generator.

7.	Information – Vibration Monitoring.

8.	Auxiliary / Start-up Steam.

9.	Sampling and Analysis.

10.	Steam Generation.

11.	Turbine Generator and Associated Equipment and Systems (including Turbine, Generator and Excitation, Turbine Lube Oil, Generator Cooling and Purge, and Turbine Control and Instrumentation).

12.	Coal Handling System.

13.	Ash Handling System.

14.	High Energy Piping System.

DEED OF TRUST	SCHEDULE 1A PAGE 1

SCHEDULE 1B

Potential Unit 1 and 2 Plant Island Shared Facilities

1.	Facility fire protection systems

2.	Communications systems

3.	Potable water systems

4.	Waste water interconnect

5.	Condensate supply/storage

6.	Electric utilities delivery systems

DEED OF TRUST	SCHEDULE 1B PAGE 1

SCHEDULE 2

Description of Insurance Coverage

Property Coverage:

Property & Machinery Breakdown with limits of $1 billion per occurrence and $5 million per occurrence deductible.

Factory Mutual Insurance Company (“FM Global”) Policy JT692 participation being 75% of the first $150,000,000; 0% : participation of $250,000,000 excess of $150,000,000; and, 100% of $600,000,000 excess of $400,000,000.

Various insurers: Policy PE0600640 – QBE Insurance (Europe) Limited / Wellington Syndicate 2020; Policy PE0600639 – Ace Global Markets; Policy 310150-06GP – Energy Insurance Mutual (EIM); and, Policy 8755014 – Lexington Insurance Company: participation being 25% of the first $150,000,000.

OIL Insurance Limited Policy 2001-191: participation being 100% of $250,000,000 excess of $150,000,000.

Primary Liability Coverage, Including Pollution:

Old Republic Insurance Company Policy MWZY57145 with limits of $3 million per occurrence and aggregate [no retention].

Excess Liability Coverage, Including Pollution:

First layer: AEGIS Excess Liability Policy X0197A1A06 with limits of $35 million per occurrence and aggregate excess of the primary policy described above.

Second layer excess: Energy Insurance Mutual (“EIM”) Excess Liability Policy 250221-06GL with limits of $100 million per occurrence and aggregate excess of the first-layer excess policy described above.

Third layer: AEGIS Lloyds Syndicate 1225 Excess Liability Policy NRS10610035 with limits of $25 million per occurrence and aggregate excess of the second-layer excess policy described above.

Fourth layer: Oil Casualty Insurance, Ltd (“OCIL”) Excess Liability Policy U920022-0804 with limits of $140 million per occurrence and aggregate excess of the third-layer excess policy described above.

DEED OF TRUST	SCHEDULE 2 PAGE 2